March 5, 2012

Green EnviroTech Holdings Corp.

PO Box 692

5300 Claus Road

Riverbank, CA 95367

Ladies and Gentlemen:

Reference is hereby made to the Securities Purchase Agreement, dated February 14, 2012, among Green EnivroTech Holdings Corp. (the “Company”), Magic Bright Limited, a Hong Kong corporation (“Magic Bright”), and the members of Magic Bright listed on Schedule 1 thereof (the “Sellers”), as amended by Amendment No. 1 and Amendment No.2 thereto, dated March 16, 2011 and March 25, 2011, respectively (as amended, the “Purchase Agreement”). Capitalized terms used and not defined in this letter agreement will have the meanings ascribed to them in the Purchase Agreement.

The parties to the Purchase Agreement hereby acknowledge that the Company failed to pay to the Sellers $700,000 of the aggregate $1,000,000 Cash Consideration payable by the Company under the Purchase Agreement, including $300,000 of Cash Consideration due on June 16, 2011, $200,000 of Cash Consideration due on September 16, 2011, and $200,000 of Cash Consideration due on December 16, 2011, and that as a result of the failure by the Company to pay such Cash Consideration, the Company was unable to obtain requisite financial statements relating to Magic Bright for periods subsequent to April 1, 2011. As a result of the foregoing, the parties to the Purchase Agreement desire to mutually terminate the Purchase Agreement, which termination will be deemed to be effective April 1, 2011 (the “Termination Effective Date”), on the terms and conditions set forth in this letter agreement. Therefore, the parties agree as follows:

1.         The Purchase Agreement is hereby terminated so as to be rendered null and void and of no further force and effect, and the parties (and their assignees) are hereby relieved of all of their respective obligations thereunder. The termination of the Purchase Agreement will be deemed to be effective as of the Termination Effective Date. Without limiting the generality of the foregoing, (i) the Magic Bright Acquisition Shares will be deemed to have been returned to the Company and cancelled effective as of the Termination Effective Date, and (ii) the Ordinary Shares will be deemed to have been returned to the Sellers effective as of the Termination Effective Date.

2.         The Sellers may retain the $300,000 of Cash Consideration paid by the Company.

3.         Employees of Magic Bright issued shares of common stock of the Company pursuant to Section 7.2(e) of the Purchase Agreement may retain such shares and such shares will continue to be deemed duly issued, fully paid and nonassessable.

4.         The Employment Agreement entered into between the Company and Tony in connection with the Purchase Agreement is hereby terminated so as to be rendered null and void and of no further force and effect, and the parties (and their assignees) are hereby relieved of all of their respective obligations thereunder. The termination of the Employment Agreement will be deemed to be effective as of the Termination Effective Date.

5.         Tony hereby resigns as a director of the Company, effective as of March 5, 2012.

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6.         Magic Bright and each Seller hereby release the Company (and its past, present and future officers, directors, employees, servants, agents, representatives, attorneys, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) from any and all claims, demands, damages, actions causes of action or suits at law or in equity of whatever kind or nature, liabilities, verdicts, debts, judgments, liens and injuries, whether based upon the Purchase Agreement, Employment Agreement, or any other legal or equitable theory of recovery, known or unknown, past, present or future, suspected to exist or not suspected to exist, anticipated or not anticipated, which have arisen or are now arising or hereafter may arise, whether presently asserted or not, that Magic Bright or such Seller ever had, now has or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, including, without limitation, in connection with or relating to the Purchase Agreement or the Employment Agreement (including, but not limited to, the performance rendered or not rendered thereunder), from the beginning of the World to the date of this letter agreement.

7.         The Company hereby releases Magic Bright and each Seller (and their past, present and future officers, directors, employees, servants, agents, representatives, attorneys, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) from any and all claims, demands, damages, actions causes of action or suits at law or in equity of whatever kind or nature, liabilities, verdicts, debts, judgments, liens and injuries, whether based upon the Purchase Agreement, Employment Agreement, or any other legal or equitable theory of recovery, known or unknown, past, present or future, suspected to exist or not suspected to exist, anticipated or not anticipated, which have arisen or are now arising or hereafter may arise, whether presently asserted or not, that the Company ever had, now has or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, including, without limitation, in connection with or relating to the Purchase Agreement or the Employment Agreement (including, but not limited to, the performance rendered or not rendered thereunder), from the beginning of the World to the date of this letter agreement.

Very truly yours,

MAGIC BRIGHT LIMITED

By: /s/ Wong Kwok Wing Tony
Name: Wong Kwok Wing Tony
Title: Director

SELLERS:

/s/ Wong Kwok Wing Tony
Wong Kwok Wing Tony

/s/ Chan Sau Fong
Chan Sau Fong

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Acknowledged and Agreed:

GREEN ENVIROTECH HOLDINGS CORP.

By:	/s/ Gary DeLaurentiis
Name: Gary DeLaurentiis
Title: Chief Executive Officer

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